UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2012

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On January 16, 2012, Michael Gullard was elected by the Board of Directors of Ditech Networks, Inc., to serve as a member of the Board of Directors in the class of directors the term of which expires in 2014.  Mr. Gullard was also simultaneously appointed to the Audit Committee, as Chairman of the Audit Committee, and to the Compensation Committee, of the Board of Directors.

As a non-employee director of Ditech Networks, Mr. Gullard will be entitled to:

(1) cash compensation of $25,000 as an annual retainer for his service as a director, and an additional $7,500 as an annual retainer for his service as Chairman of the Audit Committee;

(2) stock option awards as disclosed in the Ditech Networks proxy statement filed with the Securities and Exchange Commission on August 12, 2011; and

(3) an annual grant of restricted stock units covering 10,000 shares of common stock of Ditech Networks, to be granted at each annual meeting of stockholders, which grant shall vest in full on the earlier to occur of the one year anniversary of the date of grant and the date of the next annual meeeting.

In connection with his appointment, Mr. Gullard was granted restricted stock units covering 10,000 shares of common stock, that will vest on the earlier to occur of September 16, 2012 and the date of the 2012 Annual Meeting of Stockholders.

Resignation of Directors

On January 16, 2012, each of David Sugishita and William Hasler resigned as members of the Board of Directors, effective on January 16, 2012.  As a result of these resignations, the Board of Directors appointed Mr. Howe to the Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: January 18, 2012	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer